FOR IMMEDIATE RELEASE

         THOMAS INDUSTRIES INC. TO REVIEW STRATEGIC AND FINANCIAL ALTERNATIVES

         Louisville, Ky., November 22, 2004 - Thomas Industries Inc. (NYSE: TII) today reported that it is undertaking a review of strategic and financial alternatives, including exploration of acquisitions, stock buybacks, declaration of a special cash dividend and the possible sale of the Company. The Company is being advised by Robert W. Baird & Co. with legal representation by McDermott Will & Emery LLP.

         Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by world-wide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 21 countries, spanning five continents.

         The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries to meet business sales goals, effectiveness of operating initiatives, currency exchange and interest rates, adverse outcome of pending or potential litigation, fluctuations in commodity prices, the timing of the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2003. Thomas Industries makes no commitment to disclose any revisions to forward- looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

                                      # # #